Exhibit 10.136

Mechanical Technology Incorporated

431 New Karner Road

Albany, NY 12205

Tel: 518.533.2200 Fax: 518.533.2201

www.mechtech.com

MECHANICAL TECHNOLOGY, INC.

September 25, 2002

Cynthia A. Scheuer

2757 Doellner Circle

Castleton, NY 12033

Re: Chief Financial Officer and Vice President Mechanical Technology, Inc. and Treasurer of MTI MicroFuel Cells Inc.

Dear Cynthia:

This letter will memorialize our agreement with respect to the terms of your employment with Mechanical Technology, Inc. ("MTI") and MTI MicroFuel Cells Inc. ("MTIMFC" and, together with MTI, the "Companies"). You will be Vice President and Chief Financial Officer of MTI and Treasurer of MTIMFC. As Vice President and Chief Financial Officer you will be responsible for supervising the accounting department. As Treasurer of MTIMFC you will be responsible for the treasury function.

Base Salary and Bonus. Effective April 1, 2002, your salary will be $150,000 per year. In addition, you will be eligible to receive an annual bonus in the form of stock options to purchase MTI and/or MTIMFC common stock, as determined by your supervisor, Bill Acker, and the MTI and/or MTIMFC Board of Directors.

Stock Options. You will be eligible for option grants at the discretion of the Boards of Directors of the Companies.

Other Benefits. You will be eligible for all benefits generally available to employees and officers of the Companies including the Companies' 401(k) plan and health insurance plan. You will be eligible for three (3) weeks of paid vacation annually (which shall accrue based upon your work schedule at the time of the accrual).

Termination of Employment. In the event that your employment is terminated by both MTI and MTIMFC without "cause", you will receive (i) six months of salary continuation payments and (ii) continued coverage for six months under the Companies' health insurance plans, on the same terms as during your employment. At the end of that six month period, you shall be entitled to group health continuation coverage in accordance with Section 4980B of the Code. For purposes of this agreement, "cause" shall mean (i) your gross misconduct, negligence, theft, dishonesty, fraud, or gross dereliction of duties; (ii) your indictment on any felony charge or a misdemeanor charge involving theft, moral turpitude or a violation of the federal securities laws (whether or not related to your conduct at work); or (iii) your death or permanent disability (consistent with the requirements of state and federal law).

You agree to devote your full energy and attention to the Companies.

This letter replaces in its entirety the offer letter from MTI dated October 8, 1997 (the "Original Offer Letter"). The provisions of any agreement (other than the Original Offer Letter) between you and the Companies or any of their affiliates, including, but not limited to, any non-competition agreement, shall continue to be effective, in accordance with the terms of any such agreement. If the foregoing is acceptable, please countersign this letter in the space provided below and return it to me.

Sincerely,

/s/William Acker

William Acker

President

Agreed & Accepted:

/s/Cynthia A. Scheuer

Cynthia A. Scheuer

9/25/02____________

Date